EXHIBIT 99.1

UTMD Reports Financial Performance for Fourth Quarter and Year 2013

Contact: Paul Richins	January 30, 2014
(801) 566-1200

Salt Lake City, Utah – Utah Medical Products, Inc. (Nasdaq: UTMD) concluded another excellent financial year in 2013 under difficult conditions. The results according to Generally Accepted Accounting Principles in the U.S. (US GAAP) are clouded somewhat by a favorable adjustment to UTMD’s tax provision, as explained below.

In the fourth calendar quarter (4Q) 2013 and year of 2013, UTMD’s changes in U.S. GAAP financial results compared to the same time period in the prior calendar year were as follows:
	4Q (October – December)	Year (January – December)
Sales:	+3%	(3%)
Gross Profit:	-	(4%)
Operating Income:	-	(2%)
Net Income:	+54%	+12%
Earnings Per Share:	+51%	+10%

US GAAP earnings per share (EPS) for the 2013 calendar year were $3.02.  Year 2012 EPS were $2.74.

Excluding the noncash effects of depreciation, amortization of intangible assets and non-cash stock option expense and asset impairment expense, 2013 consolidated earnings before taxes plus interest expense were $18,136 compared to $18,703 in 2012. Currency amounts in this report are in thousands, except per share amounts and where noted.

As shareholders likely remember, in March 2011 UTMD acquired 100% of the stock of Femcare Holdings Limited in the UK, and its subsidiaries.  Included in the purchase price were identifiable intangible assets (IIA) of $38.8 million, almost all of which are being amortized over a fifteen year useful life in operating expenses. This approximately $2.5 million per year amortization expense reduces the income statement tax provision, but is not deductible on the tax return. As a consequence, on the acquisition date, UTMD created a deferred tax liability (DTL) on its balance sheet, using UK tax rates then in effect, which represented the tax impact of the amortization of IIA over the fifteen year life.

In 2013, the government of Great Britain enacted law that substantially reduces corporate income tax rates looking forward. According to U.S. GAAP, the total effect of the tax rate changes on deferred tax balances is recorded as a component of the income tax provision related to continuing operations for the period in which the law is enacted. In other words, the total reduction in the DTL that results from lower future tax rates over the remaining almost 12 years of Femcare IIA amortization, which amounts to $976, reduced UTMD’s reported 2013 tax provision and increased reported net profit by the same amount, per U.S. GAAP.

The adjustment only affected UTMD’s income tax provision, net income and EPS; not sales, gross profits, operating income or earnings before taxes. Without including the effect of reducing the income tax provision, UTMD’s changes in net income and EPS (on a non-GAAP basis) compared to the same time periods in the prior calendar year were as follows:
	4Q (October – December)	Year (January – December)
Net Income:	+10%	+3%
Earnings Per Share:	+9%	+1%

Profitability measures compared to the same time periods in the prior calendar year were as follows:
	4Q13	4Q12	2013	2012
Gross Profit Margin (GPM):	59.4%	61.2%	59.9%	60.9%
Operating Profit Margin (OPM):	35.3%	36.3%	36.6%	36.6%
Net Profit Margin (NPM):	34.4%	23.0%	28.2%	24.5%

Without the tax provision adjustment,

Net Profit Margin (Non-GAAP):	24.7%	23.0%	25.8%	24.5%

According to CEO Kevin Cornwell,
“Non-U.S. GAAP earnings per share (EPS) in 2013 without the $976 tax provision adjustment were $2.76, up 1% compared to management’s beginning of year projection in its SEC Form 10-K of down 3%.  We are pleased that UTMD achieved its financial plan for 2013, with sales slightly lower than projected, but with net income and EPS higher.

Certainly, UTMD shareholders have benefited substantially by the reductions in UK corporate income taxes. We applaud the UK government for its sensible pro-growth, pro-employment tax policy.

We invite shareholders to read UTMD’s SEC Form 10-K which will be published by March 17 to obtain more details regarding 2013 performance and management projections for 2014. UTMD’s focus remains on creating excellent long term shareholder value through providing highly reliable devices that help clinicians improve care and lower overall health care costs. We appreciate the continued confidence that our shareholders have demonstrated in the Company’s prospects for future success.”

Sales.
Total consolidated sales were down 2.5% in 2013 compared to 2012.  A decline of 2% was projected at the beginning of 2013 due to known distributor overstocking in 2012.  The marginal difference can be explained by the strength of the U.S. Dollar (USD) relative to the Great Britain Pound (GBP) and Euro in the first three quarters of 2013, and the significant weakness of the Australian Dollar (AUD) in the last three quarters of the year.

Domestic U.S. sales in 2013 were $18,965 (47% of total sales) compared to $19,961 (48% of total sales) in 2012.  In 4Q 2013, domestic U.S. sales were $4,542 (45% of total sales) compared to $4,436 (45% of total sales) in 4Q 2012.  International sales in 2013 were $21,528 compared to $21,591 in 2012.  In 4Q 2013, international sales were $5,543 compared to $5,397 in 4Q 2012.

The two primary causes of $996 net lower domestic sales were $570 lower sales to Cooper Surgical, Femcare’s US distributor of Filshie Clips, as previously anticipated in UTMD’s 2012 SEC Form 10-K, and $832 lower sales of neonatal products to domestic users. The decline in sales of domestic neonatal products was due to lower NICU utilization of specialty devices and tightening of compliance under GPO contracts by U.S. hospitals. (In contrast, sales of neonatal products to international customers increased $212 (16%)). Other domestic end user product sales were up $209.  Also helping offset the lower domestic Cooper and neonatal product sales were sales of UTMD’s components and finished devices for use by other companies (OEM customers) in their products, which were up $178 (11%).

U.S. dollar (USD) denominated sales of devices to international customers by UTMD’s Ireland facility (excluding intercompany sales) were up 16% in 2013 compared to 2012, and were down 2% for 4Q 2013 compared to 4Q 2012. In Euro terms, UTMD Ltd (Ireland) 2013 sales were up 13% for the year and down 7% for 4Q.  The average currency exchange rate in 2013 was 1.323 USD/Euro compared to 1.289 USD/Euro in 2012. The average currency exchange rate was 1.355 USD/Euro in 4Q 2013 compared to 1.282 USD/Euro in 4Q 2012. Intercompany sales of products manufactured in Ireland increased 33% in 2013 (in Euro terms).

USD denominated sales of devices to domestic and international customers by Femcare Group, Ltd (Femcare-Nikomed Ltd. and Femcare-Australia Ltd.), excluding intercompany sales, were down 7% in 2013 compared to 2012, and were up 8% for 4Q 2013 compared to 4Q 2012.  In GBP terms, 2013 Femcare UK subsidiary sales were down 5% for the year and up 14% for 4Q.  Sales to Femcare’s US distributor, Cooper Surgical Inc., by the Femcare UK subsidiary, as previously described in UTMD’s 2012 SEC Form 10-K, were down $570 in 2013. In AUD terms, 2013 Femcare Australia subsidiary sales were down only 1% for the year and for 4Q.  Because of the very weak AUD, however, USD denominated Australia sales were down 8% for the year and 12% for 4Q.  The average currency exchange rate in 2013 was 0.966 USD/AUD compared to 1.036 USD/AUD in 2012.  The average currency exchange rate was 0.930 USD/AUD in 4Q 2013 compared to 1.039 USD/AUD in 4Q 2012. Obviously, because over half of UTMD’s consolidated sales are to customers outside of the U.S., fluctuations in currency exchange rates relative to the USD can have a significant effect on consolidated sales reported in USD terms in any particular reporting period.

Gross Profit.
UTMD’s 2013 average gross profit margin (GPM) declined more than expected, from 60.9% in 2012 to 59.9% in 2013. About half the decline was anticipated from a less favorable product mix, as growth in sales came from lower profit margin sales in international and domestic OEM sales channels, and revenue declines largely came from domestic direct sales channels with typically higher gross margins.  Although raw material costs did experience about 3% inflation, a little more than expected, and fixed labor and overhead costs had to be absorbed on less revenue, also as expected, the difference between management’s beginning of year projection of a 60.2% GPM can be explained by a 25% increase in health plan expenses in the U.S. and a 17% increase in Ireland.  In USD terms, health plan expenses increased more than $200, representing a half percentage point dilution in the GPM.

Operating Profit.
Operating Profit results from subtracting operating expenses from gross profit. Operating expenses in 2013 were 23.3% of sales compared to 24.3% of sales in 2012. Operating expenses in 4Q 2013 were 24.1% of sales compared to 24.9% of sales in 4Q 2012. By tightly controlling operating expenses, UTMD was able to make up for the decline in GPM and achieve a 2013 operating profit margin (OPM) the same as in 2012. Operating profit in 2013 was $14,828 (36.6% of sales) compared to $15,196 in 2012 (36.6% of sales).  In 4Q 2013, UTMD’s operating profit was $3,559 (35.3% of sales) compared to 4Q 2012 operating profit of $3,570 (36.3% of sales).

Operating expenses are comprised of general and administrative (G&A) expenses, sales and marketing (S&M) expenses and product development (R&D) expenses.  In USD terms, 2013 operating expenses were $9,445 compared to $10,111 in 2012.  G&A expenses were $6,164 (15.2% of 2013 sales) compared to $6,836 (16.5% of 2012 sales).  G&A expenses in 2012 included U.S. litigation expenses of $170 which did not repeat in 2013. UTMD was also able to substantially reduce G&A expenses in Australia, helped in part by a much weaker AUD, and continued to reduce G&A expenses in the UK. Amortization of the acquired Femcare identifiable intangible assets (IIA) is part of G&A expenses. Amortization of Femcare IIA were 6.2% of sales in both 2013 and 2012. The IIA amortization expense, a noncash expense, of about $2.5 million per year, depending on the USD/GBP exchange rate, will continue until March 2026 (or until the value of remaining IIA becomes impaired). S&M expenses were $2,790 (6.9% of 2013 sales) compared to $2,711 (6.5% of 2012 sales). S&M expenses were up as a result of UTMD being fully staffed in its direct sales force in the UK and Ireland. R&D expenses were $491 (1.2% of 2013 sales) compared to $563 (1.4% of 2012 sales).

EBT.
Earnings Before Tax (EBT) results from subtracting non-operating expenses from operating profit. Non-operating expenses in 2013 were $352 compared to $659 in 2012.  The largest component of non-operating expense was interest on UTMD’s loans required to finance the 2011 acquisition of Femcare. Interest expense in 2013 was just $438 compared to $652 in 2012 because of UTMD’s rate of reduction of its debt balance. 2013 EBT was $14,476 (35.7% of sales) compared to 2012 EBT of $14,537 (35.0% of sales). 2013 EBT and all other income statement measures above the EBT line were unaffected by the reduction in the DTL and income tax provision triggered as a result of the change in UK corporate income tax rates.

Net Profit.
Net profit results from subtracting estimated income taxes from EBT.  The consolidated income tax provision rate for 2013 was 21.2% compared to 30.0% in 2012. The lower rate was due to a lower income tax provision rate on UK subsidiary EBT during the year plus the $976 reduction in the provision due to the adjustment in the DTL for future tax periods.  The non-U.S. GAAP 2013 provision rate, excluding the $976 reduction, was 28.0%.

UTMD’s U.S. GAAP net profit in 2013 was $11,406 (28.2% of consolidated sales) compared to $10,169 in 2012 (24.5% of sales).  The non-U.S. GAAP net profit (before applying the $976 tax reduction to the provision due to the reduction in the DTL) was $10,430 (25.8% of sales) compared to $10,169 in 2012.

Despite the headwinds including lower revenues and GPM, UTMD was able to achieve higher net profits in 2013. The higher net profit margin drove UTMD’s Return on Shareholder Equity for the year of 2013. Because of a 10% increase in the denominator ($10 million year to prior year increase in Shareholders’ Equity), UTMD achieved an ROE (prior to the payment of cash dividends) of 20% compared to 22% in 2012.

Earnings Per Share (EPS).
Outstanding shares at the end of 2013 were 3,743,000 compared to 3,703,000 at the end of 2012. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2013 was 91,000 shares at an average exercise price of $27.39/ share, including shares awarded but not vested. This compares to 149,500 unexercised option shares outstanding at the end of 2012. The decrease was again due to options exercised by employees after a substantial increase in share price during the year. UTMD’s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating EPS was 43,500 in 4Q 2013 compared to 33,900 in 4Q 2012, and 46,600 for the year 2013 compared to 34,000 in 2012.  The increase in dilution was due to a higher average share price in 2013 compared to 2012. No new options were awarded in 2013. In 2012, 13,000 option shares were awarded on October 24, 2012 to 11 employees at an exercise price of $33.30 per share.

UTMD paid $3,675 in cash dividends ($.985/share) to its shareholders in 2013 compared to $3,555 ($.965/share) in 2012.  Dividends paid to shareholders during 2013 were 35% of non-GAAP net profits and 36% of non-GAAP EPS (excluding the $976 lower tax provision from the DTL adjustment), and 32% of reported net profits and 33% of reported EPS.

UTMD did not repurchase any of its shares in the open market during 2013. In 2012, the Company repurchased 15,000 shares at $33.57/ share.  The Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 2013 was $57.16, up 59% from the $36.05 closing price at the end of 2012.

Changes in UTMD’s Balance Sheet at the end of 2013 from the end of 2012 again represented significant improvement and deleveraging. At the end of 2013, UTMD owned $81 million in total assets including $14 million in cash, offset by about $9 million in bank debt. Intangible assets represented 60% of total assets. Stockholders’ Equity was $61 million.  In comparison, at the end of 2012, UTMD had $9 million in cash and equivalents as part of $77 million in total assets, and $13 million in bank debt.  Intangible assets were 65% of total assets, and Stockholders’ Equity was $51 million.  The $10 million increase in Shareholders’ Equity was achieved in spite of $3.7 million in cash dividends paid to shareholders, which reduces Shareholders’ Equity.

Some other highlights regarding changes in UTMD’s Balance Sheet during 2013 include:
1)  Cash and investments balances increased $5.5 million even though the Company distributed $3.7 million in cash payments to shareholders and reduced loan principal balances in USD terms by $3.9 million.
2)  The Deferred Tax Liability resulting from the amortization of Identifiable Intangible Assets from the Femcare acquisition plus other long term liabilities declined $1.7 million.
3)  Accounts Receivable over 90 days from date of invoice remained less than 1% of trade receivables.

Financial ratios as of December 31, 2013 which may be of interest to shareholders follow:
1)  Current Ratio = 3.2
2)  Days in Trade Receivables (based on 4Q sales activity) = 32
3)  Average Inventory Turns (based on 4Q CGS) = 3.5
4)  2013 ROE = 20% (prior to payment of dividends)

Investors are cautioned that this press release may contain forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government health care “reforms”, fluctuation in foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share):
	4Q 2013	4Q 2012	Percent Change
Net Sales	$10,085	$9,832	+2.6%
Gross Profit	5,994	6,021	(0.4%)
Operating Income	3,559	3,570	(0.3%)
Income Before Tax	3,485	3,322	+4.9%
Net Income	3,468	2,259	+53.5%
Earnings Per Share	$0.917	$0.606	+51.2%
Shares Outstanding (diluted)	3,784	3,727

INCOME STATEMENT, Year (12 months ended December 31)
(in thousands except earnings per share):
	2013	2012	Percent Change
Net Sales	$40,493	$41,552	(2.5%)
Gross Profit	24,273	25,307	(4.1%)
Operating Income	14,828	15,196	(2.4%)
Income Before Tax	14,476	14,537	(0.4%)
Net Income	11,406	10,169	+12.2%
Earnings Per Share	$3.022	$2.740	+10.3%
Shares Outstanding (diluted)	3,775	3,711

BALANCE SHEET
(in thousands)
	(audited) DEC 31, 2013	(unaudited) SEP 30, 2013	(audited) DEC 31, 2012
Assets
Cash & Investments	$14,451	$13,922	$8,913
Accounts & Other Receivables, Net	4,388	4,963	4,341
Inventories	4,704	4,660	4,353
Other Current Assets	743	986	928
Total Current Assets	24,286	24,531	18,535
Property & Equipment, Net	8,330	8,279	8,428
Intangible Assets, Net	48,095	47,789	49,972
Total Assets	$80,711	$80,599	$76,935
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$3,559	$5,240	$3,821
Current Portion of Notes Payable	4,052	3,989	4,002
Total Current Liabilities	7,611	9,229	7,823
Notes Payable (excluding current portion)	5,065	5,983	9,003
Other LT Liabilities	-	-	363
Deferred Tax Liability – Intangibles	6,510	7,433	7,890
Deferred Income Taxes	944	878	884
Stockholders’ Equity	60,581	57,076	50,972
Total Liabilities & Shareholders’ Equity	$80,711	$80,599	$76,935